Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Second Quarter Catastrophe Losses
ELBA, ALABAMA (July 17, 2020)…The National Security Group, Inc. (NASDAQ:NSEC) released a preliminary estimate of catastrophe losses (referred to as "cat events" or "catastrophe events" throughout the remainder of this release) from property and casualty subsidiary National Security Fire & Casualty (NSFC) for the three and six months periods ending June 30, 2020.

During the second quarter of 2020, NSFC was negatively impacted by multiple severe weather events that contributed to elevated insured losses due to damage from strong winds, hail and tornadoes. NSFC was impacted by 15 catastrophe events which produced 1,464 reported policyholder claims totaling $9,739,000. In comparison, NSFC was impacted by 11 catastrophe events during the second quarter of 2019 from 378 reported claims totaling $1,908,000. April of 2020 was our most active month of any spring storm season since 2011, with six cat events occurring during the month. These six cat events impacted policyholders in every state in which NSFC operates and generated $7,806,000 in insured losses during the second quarter of 2020 from 1,133 reported claims through June 30, 2020. For comparison, in April of 2019, we incurred losses from five cat events totaling $1,092,000 from 221 reported claims.

For the first six months of 2020, NSFC had 2,002 reported claims from 20 cat events through June 30, 2020 totaling $11,991,000. In comparison, NSFC was impacted by 14 cat events through June 30, 2019 from 519 reported claims totaling $2,863,000. Our second quarter and year to date results of operations for the period ended June 30, 2020 will be materially impacted by these catastrophe losses.

Three of the largest current year cat events occurred from April 10, 2020 through April 24, 2020. Claims reported through June 30, 2020 from these three cat events totaled $7,396,000 and accounted for 75.9% of all second quarter 2020 catastrophe losses impacting NSFC.

The Company maintains catastrophe reinsurance coverage to mitigate loss exposure from catastrophic events. With our 2020 catastrophe contract placement, our single event catastrophe retention remained unchanged from the prior year at $4 million. In our 2020 contract, we maintained our underlying second event layer of $2 million in excess of $2 million. This additional coverage effectively lowers our second event retention to $2 million. Also unchanged from last year, we maintain catastrophe reinsurance covering incurred claims of a single catastrophe event up to $72.5 million. Our catastrophe reinsurance has a reinstatement provision for one event and covers the cost of a second event up to the same $72.5 million upper limit. While we were impacted by multiple catastrophe events in the second quarter of 2020, based on current development none of these events individually exceeded our $4 million first event catastrophe reinsurance retention.

After a significant decline in late February and March, our investment portfolio improved significantly in the second quarter of 2020 with consolidated pre-tax gains totaling approximately $4 million. The increase was primarily related to net investment gains in equity securities coupled with an increase in unrealized gains in fixed maturity securities.

About The National Security Group, Inc
The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company primarily writes personal lines property coverage including specialty market dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.

Significant uncertainties still remain regarding the ultimate impacts of the COVID-19 pandemic on future premium, losses and investment results. These uncertainties could have a material adverse impact on our net income and results of operations. Additional information and disclosures related to risk factors are discussed in our 2019 Annual Report on Form 10-K as well as our latest Form 10-Q and should be read in conjunction with this Form 8-K.